Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

SCYNEXIS, Inc.

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value per share	Rule 457(o)	6,800,000	$8.25	$56,100,000	0.0001476	$8,280.36

Equity	Common Stock, $0.0001 par value per share	Rule 457(o)	3,200,000	$0.001(2)	$3,200	0.0001476	$0.48

Equity	Common Stock, $0.0001 par value per share	Rule 457(o)	15,000,000	$3.45	$51,750,000	0.0001476	$7,638.30

Equity	Common Stock, $0.0001 par value per share	Rule 457(o)	7,516,267	$0.001(2)	$7,517	0.0001476	$1.11

Total Offering Amounts					$107,860,717		$15,920.25

Total Fees Previously Paid							$0

Total Fee Offsets							$0

Net Fee Due							$15,920.25

(1)

Consists of shares of common stock (the “Warrant Shares”) issuable upon the exercise of outstanding warrants (the “Warrants”). Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the Warrant Shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the Warrant Shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Reflects the exercise price per share of the pre-funded warrants.